Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to us as experts in accounting and auditing under the heading “Experts” within the Registration Statement on Form S-3 and related prospectus of Perspective Therapeutics, Inc. (the “Company”) filed with the Securities and Exchange Commission (the “SEC”) on May 24, 2024. We also consent to the incorporation by reference therein of (i) our report dated March 28, 2024, with respect to the consolidated balance sheets of the Company as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2023, the six-month period ended December 31, 2022 and the year ended June 30, 2022, and the related notes included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC.

Assure CPA, LLC

Spokane, Washington

May 24, 2024